Exhibit 99.1

For Immediate Release	February 15, 2012

 Crown Crafts Reports Results for Fiscal 2012 Third Quarter

o	Net income at $1.5 million, almost doubles from prior-year third quarter; up 15.8% for the nine-month period

o	Adjusted EBITDA as a percentage of net sales climbs to 13.1% for the quarter

o	Company maintains strong, debt-free balance sheet and declares ninth consecutive quarterly dividend

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported the Company’s operating results for the fiscal 2012 third quarter, which ended January 1, 2012.

Financial Results

Net income for the third quarter of fiscal 2012 was up 99.7% to $1.5 million, or $0.16 per diluted share, on essentially flat net sales of $21.6 million, which compares to net income of $775,000, or $0.08 per diluted share, on net sales of $21.9 million for the third quarter of fiscal 2011.  Gross profit increased to $5.2 million from $4.4 million a year ago.  Adjusted EBITDA (see “Non-GAAP Reconciliation of Net Income to Adjusted EBITDA”) for the third quarter of fiscal 2012 improved to $2.8 million, or 13.1% of net sales, compared with Adjusted EBITDA of $1.8 million, or 8.1% of net sales, for the prior year quarter.

For the first nine months of fiscal 2012, net income was up 15.8% to $3.1 million, or $0.32 per diluted share, on net sales of $60.5 million.  The Company reported net income of $2.7 million, or $0.28 per diluted share, on net sales of $62.8 million for the first nine months of fiscal 2011.  Gross profit during the current year period declined to $13.8 million from $14.4 million a year ago. This decline is mostly attributable to escalation in the costs of raw materials, labor and transportation, and changes in currency exchange rates that began in late 2010.  Adjusted EBITDA was $6.3 million, or 10.4% of net sales for the first nine months of fiscal 2012, compared with Adjusted EBITDA of $6.5 million, or 10.4% of net sales, for the prior year.

916 S. Burnside Avenue   *   PO Box 1028   *   Gonzales, LA   70707-1028   *   (225) 647-9100  *   Fax (225) 647-9104

“We are pleased with the strong results we delivered during our fiscal third quarter in the face of continued difficult macroeconomic conditions.  We continued to encounter significant pockets of softness in the retail environment due to high unemployment rates, coupled with the decline in the United States birth rate of approximately 7% from 2007 to 2010,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.  “We firmly believe our ability to drive this type of performance in conditions that are less than favorable speaks volumes to the popularity of our products, as well as to the success of our strategic planning and business modeling processes.”

During the current year quarter, the Company was able to move through some of the higher-cost merchandise in its inventory.  As the quarter progressed, the Company began to take advantage of lower production costs due to lower raw material costs, the re-engineering of certain of the Company’s products and the transitioning away from an unprofitable private label bedding program, all of which had an overall positive impact on the Company’s gross profit.  Net income was also positively impacted by charges associated with corporate governance and shareholder issues that were $209,000 lower during the current year quarter as compared to the prior year quarter.

Chestnut noted that the Company remains acutely focused on maximizing profitability.  “We continue to keep a close eye on profitability across our business lines, and we will not hesitate to walk away from a program that does not meet our expectations,” he said.  “Such was the case with the unprofitable private label bedding line, which we began to wind down during the quarter.”

“We are very proud of the fact that we ended the third quarter of fiscal 2012 with no debt on our balance sheet,” said Chestnut.  “The financial flexibility that now exists within the Company, coupled with the exciting growth opportunities within our product lines, such as the upcoming partnership with Wendy Bellissimo that we previously announced, puts us in a good position for further profitable growth as global economic and market conditions improve.”

Quarterly Cash Dividend

The Company also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.04 per share on the Company’s Series A common stock.  The dividend will be paid on April 6, 2012 to stockholders of record at the close of business on March 16, 2012.  “This represents our ninth consecutive quarterly dividend and reflects the Board’s continued confidence in the Company’s long-range business focus, growth strategy and profitability,” said Chestnut.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions.  To join the teleconference, dial (877) 317-6789 and refer to conference number 10008990.  The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com.  The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on February 23, 2012.  To access the replay, dial (877) 344-7529 in the U.S. or (412) 317-0088 from international locations and refer to conference number 10008990.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats.  The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana.  Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items.  The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.  The latest news about Crown Crafts can be found at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia Elliott
Vice President and Chief Financial Officer
(225) 647-9124
e-mail to:  oelliott@crowncrafts.com

or

Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	January 1, 2012	December 26, 2010	January 1, 2012	December 26, 2010
Net sales	$21,649	$21,938	$60,467	$62,816
Gross profit	5,244	4,407	13,768	14,353
Gross profit percentage	24.2%	20.1%	22.8%	22.8%
Income from operations	2,550	1,360	5,276	4,772
Income before income tax expense	2,510	1,240	5,098	4,439
Income tax expense	959	460	1,944	1,711
Income from continuing operations	1,551	780	3,154	2,728
Loss from discontinued operations – net of income taxes	(3)	(5)	(9)	(13)
Net income	1,548	775	3,145	2,715
Basic earnings per share	$0.16	$0.08	$0.33	$0.29
Diluted earnings per share	$0.16	$0.08	$0.32	$0.28

Weighted Average Shares Outstanding:
Basic	9,657	9,565	9,640	9,466
Diluted	9,718	9,786	9,757	9,631

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	January 1, 2012
	(Unaudited)	April 3, 2011
Cash and cash equivalents	$279	$205
Accounts receivable, net of allowances	16,428	18,653
Inventories	15,540	13,560
Total current assets	35,342	35,283
Finite-lived intangible assets, net	5,973	6,795
Total assets	$44,874	$45,702

Current maturities of long-term debt	$-	$1,952
Total current liabilities	10,999	9,971
Long-term debt	-	4,336

Shareholders’ equity	33,875	31,395
Total liabilities and shareholders’ equity	$44,874	$45,702

CROWN CRAFTS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
In thousands, except percentages
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	January 1, 2012	December 26, 2010	January 1, 2012	December 26, 2010

Net income	$1,548	$775	$3,145	$2,715
Interest expense	43	112	191	334
Interest income	-	-	-	(2)
Income tax expense on continuing operations	959	460	1,944	1,711
Income tax expense (benefit) on discontinued operations	(2)	2	(5)	(2)
Depreciation	66	64	197	192
Amortization	222	309	839	907
Proxy contest costs	-	-	-	401
Cost of non-vested stock awarded to certain employees in fiscal year 2011	-	52	-	261
Adjusted EBITDA	$2,836	$1,774	$6,311	$6,517

Net Sales	$21,649	$21,938	$60,467	$62,816

Adjusted EBITDA as a percentage of net sales	13.1%	8.1%	10.4%	10.4%

BASIS FOR THE PRESENTATION OF NON-GAAP FINANCIAL MEASURES

In addition to the Company’s disclosure of its financial position and results of operations in conformity with accounting principles generally accepted in the United States (“GAAP”), the Company has also presented certain measures of its historical results of operations which are not determined in accordance with GAAP.  These non-GAAP financial measures include Adjusted EBITDA, which excludes costs associated with the proxy contest related to the 2010 annual meeting of stockholders and compensation costs related to non-vested stock awarded to certain employees in fiscal year 2011. Adjusted EBITDA is used by the Company internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. The Company believes that its presentation of Adjusted EBITDA is useful in that it is an important indicator of the Company’s results of operations and its ability to generate cash sufficient to reduce debt, make strategic acquisitions and investments in capital expenditures, pay dividends and meet its working capital requirements and other obligations as they become due.  The items excluded to calculate Adjusted EBITDA are significant components that should be considered in understanding and assessing the Company’s financial performance. The non-GAAP financial measures are presented as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP financial measures, including its net income, cash flow provided by or used in operating, investing or financing activities, and other measures of the Company’s financial performance and liquidity.  Because non-GAAP financial measures, by definition, are not determined in accordance with GAAP, companies calculate them in varying ways.  Therefore, the non-GAAP financial measures presented by the Company may not be comparable to similarly titled measures of other companies.